Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in PPL Energy Supply, LLC’s Registration Statements on Form S-3 (Nos. 333-128219, 333-116477, 333-106200, 333-106200-01, 333-132574, 333-132574-01, 333-132574-02, 333-132574-03, 333-158200, 333-158200-01, 333-158200-02, and 333-158200-03) of our report dated February 27, 2009, except for the effects of retrospectively applied accounting standards as described in Note 1 and the effects of the anticipated sales of the Long Island generation and Maine hydroelectric businesses as described in Note 10, as to which the date is September 9, 2009, with respect to the consolidated financial statements and schedule of PPL Energy Supply, LLC, included in the attached exhibit to this Form 8-K.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
September 9, 2009